                           MARKETING RIGHTS AGREEMENT

     This Marketing Rights Agreement (the Agreement) made as of July 24, 1996, between Zynaxis, Inc., a Pennsylvania corporation, having a principal place of business at 371 Phoenixville Pike, Malvern, Pennsylvania 19355 (hereinafter referred to as "Zynaxis") and Phanos Technologies, Inc., a California corporation with offices at 9348 Civic Center Drive, Suite 250 Beverly Hills, California 90210 (hereinafter referred to as "Phanos").

                                   WITNESSETH

     WHEREAS, Zynaxis holds exclusive rights under certain patents and patent applications (identified in Appendix I attached hereto) and know-how relating to therapeutic agents which improve the therapeutic performance of a given Compound by inclusion of a variety of structures which include lipophilic hydrocarbon chains that can insert into the membrane of a cell ("Zyn-Linker Technology"); and

     WHEREAS, Phanos has conceived of and holds intellectual property right to specific methods of use of the Zyn-Linker Technology in the form of a Zyn-Linker conjugated to an agent effective for the treatment of H. pylori infections in the gastrointestinal tract of humans ("Developed Technology"); and

     WHEREAS, Zynaxis desires to establish relationships with Collaboration Partners to further develop the Zyn-Linker Technology to produce Products incorporating the Developed Technology, and to gain regulatory approval for such Products; and

     WHEREAS, Phanos has the means to demonstrate that Developed Technology is capable of utilization in Products to prospective Collaboration Partners on behalf of Zynaxis; and

     WHEREAS, Phanos wishes to obtain marketing rights from Zynaxis to market the Developed Technology in an effort to establish Collaboration Agreements between Zynaxis and Collaboration Partners found by Phanos;

     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, the parties hereto agree as follows:

1.   DEFINITIONS

     1.01 "Affiliate" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least

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fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

     1.02  "CFR" shall mean the United States Code of Federal Regulations.

     1.03 "Collaboration Agreements" shall mean those agreements between Zynaxis and Collaboration Partners relating to the commercial development and clinical investigation of Developed Technology or the production, use or sale of Products.

     1.04 "Collaboration Partners" shall mean those individuals, corporations, partnerships or entities, and their Affiliates whom Zynaxis has reasonably determined to be capable of performing the commercial development and clinical investigation of Products.

     1.05 "Developed Technology" shall mean the Zyn-Linker Technology in the form of a Zyn-Linker conjugated to an agent effective for the treatment of
H. pylori infections in the gastrointestinal tract of humans. This definition includes any improvements in the Developed Technology made or conceived by Phanos in accordance with this Agreement.

     1.06  "FDA" shall mean the United States Food and Drug Administration.

     1.07  "IND" shall mean a Notice of Claimed Investigational New Drug
Exemption.

     1.08  "NDA" shall mean any and all pending or approved applications
(New Drug Applications) submitted to FDA under Section 505 or 512 of the FD&C ACT and applicable regulations related to Product including without limitation, full NDAs, Supplemental NDAs (SNDAs), "paper" NDAs and abbreviated NDAs (ANDAs).

     1.09 "Net Sales" shall mean the receipts from sales of Product to Third Parties contemplated under this Agreement and defined in agreements produced under this Agreement.

     1.10 A "Product" shall mean a therapeutic agent containing a Zyn-Linker conjugated to an agent effective for the treatment of H. pylori infections in the gastrointestinal tract of humans as developed under a Collaboration Agreement between Zynaxis and a Collaboration Partner.

     1.11 A "Quarter" shall mean a period of the calendar year ending on March 31, June 30, September 30, or December 31.

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     1.12  "Revenues" shall mean those sums received by Zynaxis from
Collaboration Partners under Collaboration Agreements, including milestone payments, option payments, and initial payments, but excluding i) sums received by Zynaxis as compensation for work performed by Zynaxis for the Collaboration Partner on a work-for-hire basis and ii) Royalties received by Zynaxis from Collaboration Partners from the sale of Product(s).

     1.13 "Royalty" shall be those sums owed Zynaxis from the sale of Products, calculated as a percentage of Net Sales of Products sold under a Collaboration Agreement. The Royalty rates due Zynaxis shall be determined in each such Collaboration Agreement.

     1.14 "Third Party" shall mean any party other than a party to this Agreement or an Affiliate thereof.

2.   GRANT

     2.01 Zynaxis hereby grants to Phanos the exclusive right to act as the agent of Zynaxis for the purpose of finding Collaboration Partner(s) for Developed Products, subject to the terms and conditions of this Agreement (hereinafter referred to as the "Rights").

     2.02 Zynaxis grants to Phanos the right to further develop Developed Technology as necessary for Phanos to act as Zynaxis's agent under this Agreement. Any such further developments produced by Phanos shall be immediately communicated to Zynaxis and all such further developments shall be owned by Zynaxis, and shall automatically be included within the scope of the Rights granted herein by Zynaxis to Phanos.

     2.03 Notwithstanding the grants set forth in paragraph 2.02 above, any patent rights arising in connection with the inventions regarding the method of use of a Zyn-Linker conjugated to an agent effective for the treatment of H. pylori infections in the gastrointestinal tract of humans shall be assigned to Phanos.

     2.04 Phanos grants to Zynaxis a worldwide exclusive right to any Phanos patents and/or patent applications required by Zynaxis to perform its obligations under this Marketing Rights Agreement, particularly Section 3.03, and under any Collaboration Agreement established pursuant to this Marketing Rights Agreement.

3.   OBLIGATIONS OF THE PARTIES

     3.01 Phanos agrees to use commercially reasonable efforts, at its expense, to further develop the Developed Technology to a point such that Phanos can present the Developed Technology to potential Collaboration Partners for Zynaxis.

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Phanos/Zynaxis Marketing Rights Agreement                         08/05/96

     3.02 Phanos agrees to use commercially reasonable efforts to present the Developed Technology to potential Collaboration Partners for Zynaxis. Phanos shall consult Zynaxis regarding the substance of all negotiations to obtain such Collaboration Partners.

     3.03 Zynaxis agrees to enter into Collaboration Agreements with those potential Collaboration Partners discovered by Phanos which Zynaxis reasonably believes will be effective in developing commercially viable Products on terms and conditions deemed reasonable by Zynaxis.

     3.04 Zynaxis agrees that in the event that Zynaxis, its assigns and/or its successors in interest decide to abandon any of the particular patents and/or patent applications that protect the Developed Technology, Phanos shall have the right to request that Zynaxis continue, at Phanos expense, to maintain and/or prosecute said patents and/or patent applications. In the event that Zynaxis, its assigns and/or its successors in interest decide to abandon all patents and/or patent applications that protect the Developed Technology, then in that event Zynaxis agrees that Phanos shall be so notified and given the opportunity to acquire patent rights sufficient to protect the Developed Technology.

     3.05 Zynaxis agrees that in the event that Zynaxis, its assigns and/or its successors in interest decide to sell all of the patents and/or patent applications that protect the Developed Technology, Phanos shall be notified of the intent to sell and given the opportunity to acquire patent rights sufficient to protect the Developed Technology. Notwithstanding the foregoing, in the event that Zynaxis sells all or substantially all of its assets and providing that the purchasers of those assets assume the obligations set forth in this Agreement, the obligations set forth herein shall not apply.

     3.06 Zynaxis agrees that in the event that Zynaxis, its assigns and/or its successors in interest decide to sell any of the particular patents and/or patent applications that protect the Developed Technology and the purchaser does not wish to assume the obligations set forth in this Agreement, Phanos shall be offered the right to obtain an exclusive license under the broad claims of such patents and/or patent applications to practice any specific claims relating to the Developed Technology, said license being on commercial terms no less favorable than those contained herein.

     3.07 For and in consideration of the efforts expended by Phanos under sections 3.01 and 3.02 of this Agreement, Zynaxis shall make Payments to Phanos according to the following schedule:

Zynaxis shall pay to Phanos fifty percent (50%) of all Revenues received from Collaboration Partners, including milestone payments, license fees and options fees,

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but excluding i) Royalties received from the sale of Products and ii) sums received by Zynaxis as compensation for work performed by Zynaxis for the Collaboration Partner on a work-for-hire basis. Not withstanding the above, Zynaxis shall pay to Phanos fifty percent (50%) of all Royalties received from sale of Products in the nation of Japan. Zynaxis shall pay to Phanos a portion of all Royalties received from sale of Products outside the nation of Japan, in accordance with the following schedule:


     Royalty rate received by Zynaxis    Phanos's share of Zynaxis's Royalty
     --------------------------------    -----------------------------------
           Greater than 12.5%                            50%
           10.0 to 12.5%                                 40%
           7.5 to 9.9 %                                  30%
           Less than 7.5%                                20%

4.   COMMERCIALIZATION

     4.01 Phanos will exercise commercially reasonable efforts and diligence in marketing the Developed Technology to potential Collaboration Partners, including any further development of Developed Technology desirable to fulfill Phanos's commercialization obligation. All such activity shall be undertaken at Phanos's expense. At Phanos's request and expense, Zynaxis shall supply to Phanos reasonable technical assistance in undertaking such efforts.

     4.02 During the term of this Agreement, each party shall promptly upon request provide to the other party technical assistance within such requested party's area of expertise concerning the development, production and/or commercialization of Developed Technology and Products. Provision of such technical assistance shall include, but not be limited to, visits by the requested party's personnel to the requesting party and visits by the requesting party's personnel to the other party, at times and for periods of time upon which the parties will mutually agree.

5.   COSTS

     5.01 Phanos shall be solely responsible for any and all costs in connection with its acting as the agent of Zynaxis, including, but not limited to, expenses incurred in further developing Developed Technology and acting as Zynaxis's agent in finding potential Collaboration Partners.

     5.02 Zynaxis shall be responsible for all costs, including legal fees, associated with preparing Collaboration Agreements with Collaboration Partners.

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6.   RIGHTS TO AND EXCHANGE OF CONFIDENTIAL INFORMATION

     6.01 Phanos shall provide Zynaxis access to, and on its request copies of, any and all information and data generated by Phanos in connection with this Agreement, including, without limitation, all information and data filed by Phanos with the FDA pursuant to 21 CFR relating to the Zyn-Linker Technology, and Zynaxis shall have the unrestricted right to utilize such information and data or any portion thereof for any purpose whatsoever in its sole discretion, subject only to the terms of this Article 6.

     6.02 During the term of this Agreement, each party shall promptly inform the other party of any information that it obtains or develops regarding the utility and safety of Product(s) and shall promptly report to the other party any confirmed information of serious or unexpected reactions or side effects related to the utilization or medical administration of Product(s). Phanos and Zynaxis shall comply with adverse drug experience reporting requirements of FD&C Act and regulations thereunder and shall adhere to standard operating procedures for reporting adverse drug experiences as shall be developed by the parties, provided, however, that for the United States reporting requirements, such procedures shall be in a form acceptable to Zynaxis.

     6.03 During the term of this Agreement and for ten (10) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement, Zynaxis and Phanos shall not reveal or disclose to Third Parties any confidential information received from the other party under this Agreement without first obtaining the written consent of the disclosing party, except as to data and information generated under Section 6.01, or as may be required for purposes of investigating, manufacturing and marketing Product(s) pursuant to the terms of an appropriate confidentiality agreement, or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or as required to be disclosed to a governmental agency or as necessary to file or prosecute patent applications concerning Zyn-Linker Technology or to carry out any litigation concerning Zyn-Linker Technology. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a Third Party having the right to do so, or is subsequently and independently developed by employees of the receiving party or Affiliates thereof who had no knowledge of the confidential information disclosed. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

     6.04 The provisions of this Article 6 shall supersede and replace in all respects any prior confidentiality obligations between the parties hereto with respect to Zyn-Linker Technology.

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7.   STATEMENTS AND REMITTANCES

     7.01 Either party, or its authorized representative, shall have the right, at its expense, to examine records, to the extent reasonably necessary, to verify the accuracy of the required Payments under Section 3.07. Such examinations shall occur at such place or places where such records are customarily kept. Such examinations shall take place during regular business hours during the life of this Agreement and for one (1) year after its termination; provided, however, that such examinations shall not take place more often than one (1) time per calendar year and shall not cover such records for more than the preceding five (5) years. In the event such an examination discloses an under-reporting error of five percent (5%) or more from what had been represented, all costs of the examination incurred by the examining party shall be promptly reimbursed by the party examined. Any amounts due by either party to correct an under-reporting or overpayment disclosed upon examination shall be paid promptly or may be set-off against any amounts owed under this Agreement.

     7.02 Within thirty (30) days after the close of each calendar quarter, Zynaxis shall deliver to Phanos a true accounting of all Net Sales of Product(s) sold by Zynaxis during such quarter and a true accounting of all Revenues received from Collaboration Partners during such quarter, and shall at the same time pay all Payments due by cash, certified check or bank wire transfer, as designated by Phanos. Within thirty (30) days after receipt of a true accounting of all Net Sales of Products sold by a Collaboration Partner during each calendar quarter, Zynaxis shall provide Phanos with a copy of the aforesaid true accounting, and shall at the same time pay all Payments due by cash, certified check or bank wire transfer, as designated by Phanos.

     7.03  All Payments due under this Agreement shall be payable in U.S.
dollars.


8.   TERM AND TERMINATION

     8.01 This Agreement shall be valid for the longer of i) a period of two years from the date listed above or ii) the period of six months after the term of any Collaboration Agreement established hereunder. This Agreement may be extended for one year terms by the mutual written consent of the Parties, three
(3) months prior to the termination thereof.

     8.02 In the event of a disagreement which cannot be resolved by negotiation, either party may request arbitration. Arbitration shall be the exclusive means of resolving disputes under this Agreement which cannot be resolved by mutual negotiation. Any arbitration shall be conducted at a location mutually acceptable to the parties. The arbitration shall be conducted by the AAA under its

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Phenos/Zynaxis Marketing Rights Agreement                         08/05/96

rules in effect at the time the arbitration is requested. The loser of the arbitration shall pay the cost of the arbitration but not the legal costs incurred by the other party. The arbitrators may apportion the costs as they deem fair and equitable. If one of the parties is found in default of its obligations under this Agreement, the other party shall have the right to terminate this Agreement by giving sixty (60) days written notice to the party in default.


9.   RIGHTS AND DUTIES UPON TERMINATION

     9.01 Upon termination of the Agreement for any reason, all rights and duties of the parties toward each other shall cease, except for those rights and duties incurred under Sections 2.03, 2.04, 3.04, 3.05, 3.06, 3.07, 6, 7, 9, 10,
11, and 17 of this Agreement which shall survive for the longer of i) the term specified herein or ii) the term of any Collaboration Agreement established hereunder.

10.  WARRANTIES AND REPRESENTATIONS

     10.01 Phanos and Zynaxis each warrants that it has the right to enter into this Agreement and to perform all of its obligations hereunder and that the execution of this Agreement and the performance by it of its obligations hereunder will not result in any breach or violation or default under any material indenture, lease, license, mortgage, loan, or any other agreement, instrument or understanding, law, governmental rule or regulation, court order or decree of any kind, to which it is a party or to which it or any of its property is or may be subject.

     10.02 Phanos warrants that it has the expertise and capability to carry out and perform all of its obligations hereunder.

     10.03 Zynaxis disclaims any warranty that the Zyn-Linker Technology, or the use thereof, or Products manufactured or used, will be free from claims of any infringement of the trademarks, patents or Copyrights of any Third Party, but Zynaxis knows of the existence of no such claims. Zynaxis makes no representations or warranties, other than those expressly set forth in this Agreement, and disclaims all other representations or warranties of any nature, express or implied, including any IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     10.04 Phanos disclaims any warranty that the Developed Technology can be patented, or that the use thereof, or Products manufactured or used, will be free from claims of any infringement of the trademarks, patents or Copyrights of any Third Party, but Phanos knows of the existence of no such claims. Phanos makes no representations or warranties, other than those expressly set forth in this Agreement, and disclaims all other representations or warranties of any nature,

                                       8
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Phanos/Zynaxis Marketing Rights Agreement                            08/05/96


express or implied, including any IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     10.05 Nothing in this Agreement shall be construed as a warranty that the patents relating to the Zyn-Linker Technology owned by Zynaxis are valid or enforceable or that their exercise does not infringe any patent rights of Third Parties. Zynaxis hereby represents that it has no present knowledge from which it can be inferred that such patents are invalid or that their exercise would infringe patent rights of Third Parties. A holding of invalidity or unenforceability of any such patent, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder.

     10.06 Each party warrants that it is not presently debarred, suspended, or otherwise excluded by the U.S. Government from receiving Federal Contracts or disqualified by FDA from performing its obligations under this Agreement.

11.  LIABILITY

     11.01 Phanos and Zynaxis (as the case may be) each shall hold the other, and their respective Affiliates, directors, officers, employees and agents, harmless from any loss, judgment, damages or expense, including, without limitation, court costs and reasonable attorneys' fees, by reason of litigation or otherwise for claims arising out of any breach by Phanos or Zynaxis, or any of their respective Affiliates, directors, officers, employees or agents, (as the case may be) of any of the warranties or the representations by, or obligations of, Phanos or Zynaxis (as the case may be) set forth in this Agreement.

     11.02 Phanos shall hold Zynaxis and its Affiliates, directors, officers, employees, and agents, harmless from any court costs and reasonable attorneys' fees by reason of third party litigation or otherwise for claims arising out of any defect or misrepresentation of any Product manufactured, produced, marketed, distributed, sold, processed or supplied by Phanos. This Agreement by Phanos to hold Zynaxis harmless shall not apply to the extent that any such loss arises out of the negligent or willful act of Zynaxis or its Affiliates, directors, officers, employees or agents, or the failure of Zynaxis or its Affiliates to inform Phanos of serious and unexpected adverse drug experiences.

12.  FORCE MAJEURE

     12.01 If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay

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provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

13.  GOVERNING LAW

     13.01 This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

14.  SEPARABILITY

     14.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

     14.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

     14.03 In the event that the terms and conditions of this Agreement are materially altered as a result of paragraphs 14.01 or 14.02, the parties will renegotiate the terms and conditions of that altered portion of this Agreement to resolve any inequities.

15.  AMENDMENT

     15.01 No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

16.  NOTICES

     16.01 Any notice required or permitted under this Agreement shall be sent by registered or certified air mail, postage pre-paid, international cable, facsimile transmission or telex to the last provided addresses of the parties.

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     16.02  Any notice required or permitted to be given concerning this
Agreement shall be effective upon receipt, or refusal thereof, by the party to whom it is addressed.

17.  ASSIGNMENT

     17.01 This Agreement and the Rights herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other which consent may be withheld within the sole discretion of such party, provided, however, that either party may assign this Agreement to any Affiliate or to any corporation with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party.

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     IN WITNESS WHEREOF, the parties, through their authorized officers or representatives, have caused this Agreement to be executed effective as of the date first above written.

PHANOS TECHNOLOGIES, INC.



By:   /s/ Shotaro Kawano
      ------------------
      Shotaro Kawano
      Title:  President and Chief Executive Officer

Date:   July 24, 1996
       ---------------



ZYNAXIS, INC.



By:  /s/ Martyn D. Greenacre
     -----------------------
     Marty D. Greenacre
     Title:  President and Chief Executive Officer


Date:  July 24, 1996
       -------------

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                                   Appendix I


1. Patent application:   U.S. Application Number  07/884,432

   Inventors:        Gregory A. Kopia et al.

   Title: "Compounds, Compositions and Methods for Binding Bio-affecting Substances to Surface Membranes of Bio-Particles"

2. Any continuations, continuations-in-part and/or divisionals of U.S. Application Number 07/884,432.

3. Any foreign counterparts of U.S. Application Number 07/884,432 and any of its continuations, continuations-in-part and divisionals.


N/Dosswap/Ksd/Kminprog/Zynphafl.Doc

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